                                                                     EXHIBIT 2.1









                                    AGREEMENT

                               AND PLAN OF MERGER

                                  BY AND AMONG

                          ADC TELECOMMUNICATIONS, INC.,

                          POUNDSTONE ACQUISITION CORP.

                                       AND

                      CENTIGRAM COMMUNICATIONS CORPORATION








                                ----------------

                                  June 9, 2000

                                ----------------

                                TABLE OF CONTENTS

ARTICLE I THE MERGER..............................................................................................1
   1.1.   The Merger..............................................................................................1
   1.2.   Effect of Merger........................................................................................1
   1.3.   Effective Time..........................................................................................2
   1.4.   Certificate of Incorporation; Bylaws....................................................................2
   1.5.   Directors and Officers..................................................................................2
   1.6.   Taking of Necessary Action; Further Action..............................................................2
   1.7.   The Closing.............................................................................................2
ARTICLE II CONVERSION OF SECURITIES...............................................................................3
   2.1.   Conversion of Securities................................................................................3
   2.2.   Stock Options...........................................................................................5
   2.3.   Employee Stock Purchase Plan............................................................................7
   2.4.   Dissenting Shares.......................................................................................7
   2.5.   Exchange of Certificates................................................................................8
   2.6.   Escrow for Receivership Shares..........................................................................9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................11
   3.1.   Organization and Qualification.........................................................................11
   3.2.   Capital Stock of Subsidiaries..........................................................................12
   3.3.   Capitalization.........................................................................................12
   3.4.   Authority Relative to this Agreement...................................................................13
   3.5.   No Conflict; Required Filings and Consents.............................................................13
   3.6.   SEC Filings; Financial Statements......................................................................14
   3.7.   Absence of Changes or Events...........................................................................15
   3.8.   Absence of Certain Developments........................................................................16
   3.9.   Litigation.............................................................................................16
   3.10.     Title to Properties.................................................................................16
   3.11.     Certain Contracts...................................................................................16
   3.12.     Compliance with Law.................................................................................17
   3.13.     Intellectual Property Rights; Year 2000.............................................................18
   3.14.     Taxes...............................................................................................19
   3.15.     Employees...........................................................................................21
   3.16.     Employee Benefit Plans..............................................................................22
   3.17.     Environmental Matters...............................................................................25
   3.18.     Insurance...........................................................................................25
   3.19.     Anti-Bribery Compliance.............................................................................26
   3.20.     Export Control Laws.................................................................................26
   3.21.     Finders or Brokers..................................................................................26
   3.22.     Board Recommendation................................................................................26
   3.23.     Vote Required.......................................................................................26
   3.24.     Opinion of Financial Advisor........................................................................26
   3.25.     State Takeover Statutes; Rights Agreement...........................................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT...............................................27
   4.1.   Organization and Qualification.........................................................................27
   4.2.   Authority Relative to this Agreement...................................................................28
   4.3.   No Conflicts; Required Filings and Consents............................................................28
   4.4.   Funds..................................................................................................29
ARTICLE V COVENANTS AND AGREEMENTS...............................................................................29
   5.1.   Conduct of Business of the Company Pending the Merger..................................................29
   5.2.   Preparation of Proxy Statement.........................................................................32
   5.3    Meeting of Stockholders................................................................................32
   5.4.   Additional Agreements, Cooperation.....................................................................33
   5.5.   Publicity..............................................................................................33
   5.6.   No Solicitation........................................................................................34
   5.7.   Access to Information..................................................................................35
   5.8.   Notification of Certain Matters........................................................................36
   5.9.   Resignation of Officers and Directors..................................................................36
   5.10.     Indemnification.....................................................................................36
   5.11.     Stockholder Litigation..............................................................................37
   5.12.     Employee Benefit Plans..............................................................................37
   5.13.     Determination of Optionholders......................................................................38
   5.14.     Preparation of Tax Returns..........................................................................39
   5.15.     SEC Filings; Compliance.............................................................................39
   5.16.     Rights Agreement....................................................................................39
   5.17.     Stock Repurchase Plan...............................................................................39
   5.18      Release of Receivership Stock.......................................................................39
ARTICLE VI CONDITIONS TO CLOSING.................................................................................40
   6.1.   Conditions to Each Party's Obligation to Effect the Merger.............................................40
   6.2.   Conditions to Obligations of Parent....................................................................40
   6.3.   Conditions to Obligations of the Company...............................................................42
ARTICLE VII TERMINATION..........................................................................................43
   7.1.   Termination............................................................................................43
   7.2.   Effect of Termination..................................................................................44
   7.3.   Fees and Expenses......................................................................................44
ARTICLE VIII MISCELLANEOUS.......................................................................................46
   8.1.   Nonsurvival of Representations and Warranties..........................................................46
   8.2.   Waiver.................................................................................................46
   8.3.   Notices................................................................................................46
   8.4.   Counterparts...........................................................................................47
   8.5.   Interpretation.........................................................................................48
   8.6.   Amendment..............................................................................................48
   8.7.   No Third Party Beneficiaries...........................................................................48
   8.8.   Governing Law..........................................................................................48
   8.9.   Entire Agreement.......................................................................................48
   8.10.     Validity............................................................................................48

                                    EXHIBITS


EXHIBITS

A        Certificate of Merger
B        Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated June 9, 2000, is made and entered into by and among ADC Telecommunications, Inc., a Minnesota corporation ("Parent"), Poundstone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Centigram Communications Corporation, a Delaware corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Sub be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

         1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause a copy of the Certificate of Merger, attached hereto as Exhibit A (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties and set forth in the Certificate of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

         1.4. Certificate of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, as amended as set forth in an exhibit to the Certificate of Merger. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and the Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

         1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

         1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of Company Common Stock (defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

                  (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) hereof or any Dissenting Shares (as defined in Section 2.4 hereof)) will be canceled and extinguished and be converted automatically into the right to receive an amount of cash equal to the Per Share Amount (as defined in Section 2.1(e)(i) hereof), without interest thereon, plus the Escrow Per Share Amount (as defined in Section 2.6(d)(i) hereof), with interest thereon as described in Section 2.6 hereof, upon surrender of the certificate formerly representing such share.

                  (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; provided, however, if: (i) any of the 900,000 shares of Company Common Stock designated by the Company as its treasury stock and currently in accounts in the name of Credit Bancorp Ltd., which accounts are under the control of the receiver appointed by the United States District Court for the Southern District of New York to administer the estate of Credit Bancorp Ltd. (the "Bancorp Receiver") as of the date hereof (the "Receivership Stock") has not been returned to the Company or has been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time, or (ii) the period during which any party may legally appeal (the "Appeal Period") the final order of a court having proper and nonappealable jurisdiction (the "Final Order") approving that certain Agreement dated June 7, 2000 (the "Settlement Agreement") between the Company and the Bancorp Receiver remains open or if an appeal of the Final Order has been filed and remains pending at the Effective Time, such shares of Receivership Stock shall (x) be included as Diluted Shares (as defined in Section 2.1(e)(ii) hereof) for purposes of calculating the Per Share Amount, and
(y) (if deemed outstanding) be converted automatically into the right to receive an amount of cash equal to the Per Share Amount, without interest thereon; provided, further, that the aggregate Per Share Amount payable with respect to such shares of Receivership Stock (if deemed outstanding) shall be placed in escrow and released in accordance with the provisions of Section 2.6 hereof.

                  (c) Company Stock Option Plans. At the Effective Time, the Company's 1997 Stock Plan and the 1995 Nonstatutory Stock Option Plan and the Amended and Restated

1987 Incentive Stock Option Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans or otherwise shall be assumed by Parent in accordance with Section 2.2 hereof.

                  (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (e)      Definitions.

                  (i) Per Share Amount. The "Per Share Amount" shall be equal to the quotient (rounded to the second decimal place) of (A) $200,800,000 (the "Base Purchase Price") plus the aggregate exercise price of all Company Options (as defined in Section 2.2(a) hereof) outstanding immediately prior to the Effective Time plus the aggregate exercise price of all Company Options that are exercised after the date of this Agreement but prior to the Effective Time and the aggregate amount received by the Company, if any, pursuant to the automatic exercise of outstanding purchase options under the ESPP (as defined in Section 2.3 hereof) immediately prior to the Effective Time pursuant to
         Section 2.3 hereof divided by (B) the number of Diluted Shares. If all shares of Receivership Stock are returned to the Company prior to the Effective Time, the amount paid by the Company to cause such return, minus the lesser of (x) $10,000,000 or (y) the amount paid to the Bancorp Receiver plus the Company's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to obtain such return (including the resolution of any appeal of the Final Order) (the amount referred to in either (x) or (y) hereinafter referred to as the "Receiver Payment Credit") shall be deducted from the Base Purchase Price prior to calculation of the Per Share Amount, subject, however, to the second sentence of Section 2.6(b) hereof.

                  (ii) Diluted Shares. "Diluted Shares" shall mean that number equal to the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (regardless of whether such shares are unvested, subject to right of repurchase, risk of forfeiture or other condition in favor of the Company at such time) plus (B) the number of shares of Company Common Stock issuable upon exercise of the Company Options outstanding at the Effective Time (regardless of whether such Company Options are vested or exercisable at such time), plus (C) the number of shares of Company capital stock issuable in connection with any other options, warrants, calls, rights exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell or cause to be issued, delivered or sold any Company capital stock, and which are outstanding immediately prior to the Effective Time, plus (D) if provided for by Section 2.1(b) hereof, all shares of Receivership Stock.

         2.2.     Stock Options.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans or otherwise (each, a "Company Option"), whether vested or unvested, shall be assumed by Parent and converted into an option (each, a "Parent Option") to acquire, on substantially the same terms and conditions, including but not limited to any performance criteria set forth in the applicable stock option agreements, as were applicable under such Company Option, the number of whole shares of common stock, par value $.20 per share, of Parent ("Parent Common Stock") equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in Section 2.2(f)(i) hereof) (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (rounded to the nearest whole cent). The Company shall not, and shall cause any Company Stock Option Plan administrator (including, for this purpose, the Company's Board of Directors or a committee thereof) not to, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate in lieu of assumption or under any other circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

                  (b)      Intentionally omitted.

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Parent Options to be listed on the Nasdaq National Market. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall inform in writing the holders of Company Options of their rights pursuant to the Company Stock Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 2.2(a) hereof), after giving effect to the Merger and the assumption by Parent of the Company Options as set forth herein.

                  (d) In the case of any Company Option to which Section 421 of the Internal Revenue Code of 1986 (the "Code") applies by reason of
Section 422 of the Code ("Incentive Stock Options"), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

                  (e) Parent will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Closing Date continue to qualify as Incentive Stock Options of Parent after the Closing. Parent makes no representation regarding the qualification of such Company Options as Incentive Stock Options. Parent gives no guarantee or assurances of any particular result with respect to Taxes (as defined in Section 3.14 hereof) for any holder of Company Options.

                  (f)      Definitions

                  (i) Exchange Ratio. The "Exchange Ratio" shall be equal to the quotient (rounded to the fourth decimal place) of the Per Share Amount divided by the Average Closing Price.

                  (ii) Average Closing Price. The "Average Closing Price" shall be determined by dividing the Total Weighted Trading Price by the Total Parent Trading Volume.

                  (iii) Total Weighted Trading Price. The "Total Weighted Trading Price" shall be the sum of the Weighted Trading Prices for the period of the ten (10) trading days ending on the close of the third trading day immediately preceding the Effective Time (the "Measurement Period").

                  (iv) Weighted Trading Price. The "Weighted Trading Price" for any trading day shall be (A) the total trading volume of Parent Common Stock on the Nasdaq National Market as reported in the U.S. Midwest edition of the Wall Street Journal for such trading day multiplied by (B) the closing price of one share of Parent Common Stock on the Nasdaq National Market as reported in the U.S. Midwest edition of the Wall Street Journal for such trading day.

                  (v) Total Parent Trading Volume. The "Total Parent Trading Volume" shall be the sum of the daily trading volumes of Parent Common Stock for each trading day during the Measurement Period as reported in the U.S. Midwest edition of the Wall Street Journal.

         2.3. Employee Stock Purchase Plan. The parties acknowledge that the Company's 1991 Employee Stock Purchase Plan (the "ESPP") shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. Effective as of ten days prior to the Effective Time, the Company shall shorten the Offering Period (as defined in the ESPP) then in progress by setting a New Exercise Date (as defined in the ESPP) one business day prior to the Effective Time and shall cause each outstanding purchase option to be automatically exercised on such New Exercise Date in accordance with Section 18 of the ESPP, the Company shall cause the ESPP to terminate, and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 2.3.

         2.4.     Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Per Share Amount and the Escrow Per Share Amount pursuant to Section
2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Per Share Amount and the Escrow Per Share Amount, as provided in Section 2.1 hereof.

                  (b) The Company shall give Parent (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

         2.5.     Exchange of Certificates.

                  (a) Prior to the Effective Time, Parent shall designate a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as disbursement agent ("Disbursement Agent") in the Merger.

                  (b) Promptly after the Effective Time, Parent shall make available to the Disbursement Agent for exchange in accordance with this Article II, cash in an amount sufficient to permit payment of the aggregate Per Share Amount pursuant to Section 2.1 hereof (the

"Exchange Fund"), except for any amount to be placed in escrow in accordance with Section 2.6 hereof.

                  (c) Promptly, and in any event no later than five business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursement Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Amount and the Escrow Per Share Amount. Upon surrender of a Certificate for cancellation to the Disbursement Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a check representing the Per Share Amount in accordance with Section 2.1 hereof and a right to receive any Escrow Per Share Amount in accordance with Section 2.6 hereof to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Per Share Amount and the Escrow Per Share Amount, if any, multiplied by the number of shares of Company Common Stock such certificate represented. Notwithstanding the foregoing, so long as the Settlement Agreement has not been fully consummated and has not been held void or unenforceable pursuant to a final, nonappealable judgment of a court of competent jurisdiction, the Disbursement Agent shall not make any payment of the Per Share Amount and the Escrow Agent shall not make any payment of the Escrow Per Share Amount to any person presenting any Certificate evidencing shares of Receivership Stock, unless a court having proper jurisdiction shall have determined, pursuant to a final, nonappealable judgment, that such shares of Receivership Stock are outstanding and held of record by the person making such presentation, in which case the Escrow Agent shall release to the Disbursement Agent funds sufficient to pay the Per Share Amount to such person applicable to such shares, provided, however that, if the person presenting such Certificate is the Bancorp Receiver and, at the time of such presentation, the Settlement Agreement has not been held void or unenforceable pursuant to a final, nonappealable judgment of a court of competent jurisdiction, the terms of the Settlement Agreement shall govern the disposition of the shares of Receivership Stock represented by such Certificate.

                  (d) None of Parent, the Surviving Corporation or the Disbursement Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company, except in favor of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

                  (f) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered by the Disbursement Agent to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for satisfaction of their claim for cash in exchange for their shares of Company Common Stock pursuant to the terms of Section 2.1 hereof.

                  (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance acceptable to the Disbursement Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Disbursement Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Disbursement Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Disbursement Agent will deliver to such as may be required pursuant to Section 2.1 hereof.

         2.6.     Escrow for Receivership Shares.

                  (a) If (i) any shares of Receivership Stock have not been returned to the Company or have been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time or
(ii) the Appeal Period remains open or an appeal of the Final Order has been filed and remains pending at the Effective Time, Parent shall deposit in an escrow account with Norwest Bank Minnesota, N.A. (the "Escrow Agent"), the aggregate Per Share Amount payable with respect to such shares of Receivership Stock pursuant to Section 2.1(b) hereof (the "Escrow Deposit"), to be held by the Escrow Agent in accordance with the terms of the escrow agreement attached hereto as Exhibit B. Any interest earned on the Escrow Deposit shall be paid in accordance with this Section 2.6, after first deducting any fees of the Escrow Agent from such interest amount.

                  (b) At such time as all shares of Receivership Stock are returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved, the amount paid after the Effective Time by Parent, the Surviving Corporation or an affiliate thereof plus Parent or the Surviving Corporation's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to cause such return (including the resolution of any appeal) shall be deducted from the Escrow Deposit and, together with the interest earned on such amount while held by the Escrow Agent, paid to Parent. The parties further agree that if, upon final resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, then the lesser of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation shall be deducted from the Escrow Deposit and paid to Parent. Any portion of the Escrow Deposit remaining after such payments to Parent (the "Escrow Remainder") shall be distributed as follows:

                  (i) Company Stockholders. Each former holder of Company Common Stock that received the Per Share Amount pursuant to Section 2.1(a) hereof shall be entitled to receive an amount of cash equal to the Escrow Per Share Amount (as defined in Section 2.6(d)(i) hereof), with the interest earned thereon while held by the Escrow Agent (the aggregate amount of cash payable to such former holders of Company Common Stock is referred to herein as the "Additional Stockholder Payment").

                  (ii) Company Optionholders. Each former holder of Company Options who received Parent Options pursuant to Section 2.2 hereof shall be notified by Parent that each such Parent Option has been amended to reflect the following: (A) the number of whole shares of Parent Common Stock issuable thereunder shall be equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Escrow Exchange Ratio (as defined in Section 2.6(d)(ii) hereof) (rounded down to the nearest whole number of shares of Parent Common Stock), and (B) the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Escrow Exchange Ratio (rounded to the nearest whole cent). The cash portion of the Escrow Remainder equal to the difference between the Escrow Remainder and the Additional Stockholder Payment shall be released to Parent.

                  (c) The Escrow Agent shall be entitled to rely on the letters of transmittal received by the Disbursement Agent for purposes of distributing the Escrow Per Share Amount and the interest thereon.

                  (d)      Definitions.

                  (i) Escrow Per Share Amount. The "Escrow Per Share Amount" shall be equal to the quotient (rounded to the second decimal place) of (A) the Escrow Remainder divided by (B) the number of Diluted Shares (excluding the Receivership Stock).

                  (ii) Escrow Exchange Ratio. The "Escrow Exchange Ratio" shall be equal to the quotient (rounded to the fourth decimal place) of
         (A) the sum of the Per Share Amount plus the Escrow Per Share Amount divided by (B) the Average Closing Price.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

         3.1. Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a company (or similar entity with corporate characteristics including limited liability of stockholders or other owners) duly organized, validly existing, duly registered and, if applicable, in good standing under the laws of the jurisdiction of its organization and each such entity has all requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable governing document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has made available to Parent accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises from changes in general economic conditions or conditions affecting the Company's industry generally, or such changes, effects, events or conditions resulting from the consummation of the transactions contemplated hereby; provided, however, that the termination of contracts requiring third party consent or approval because of the consummation of the transactions contemplated hereby the loss of which would otherwise have a material adverse effect on the assets, business, results of operations or financial condition of the Company shall not be excluded from this definition), or (ii) would prevent or materially delay the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share capital, capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or listed in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in
Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto.

         3.3. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"). As of the close of business on May 26, 2000 (the "Company Measurement Date"), (a) 6,150,869 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) the Company had 1,020,056 shares of Company Common Stock held in its treasury, (d) 3,407,000 shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and the ESPP, (e) Company Options to purchase 2,268,975 shares of Company Common Stock in the aggregate had been granted and remained outstanding under the Company Stock Option Plans or otherwise, (f) no warrants to purchase shares of Company Common Stock were outstanding and (g) except for the Company Options, rights to the issuance of 26,227 shares of Company Common Stock in the aggregate under the ESPP and rights to purchase shares of Series A Participating Preferred Stock pursuant to the Company Rights Agreement (defined in Section 3.25 hereof), there were no outstanding Rights (defined below). Since the Company Measurement Date, no additional shares in the Company have been issued, except pursuant to the exercise of Company Options outstanding at the Measurement Date and the ESPP, and no Rights have been granted. Except as described in the preceding sentence or as set forth in Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any stockholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares in the capital of the Company or any of its Subsidiaries, other than rights to purchase shares of Series A Participating Preferred Stock pursuant to the Company Rights Agreement, Company Common Stock issuable under the Company Stock Option Plans and the ESPP, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, reprice, redeem or otherwise acquire any shares of the capital of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares in the capital of any of its Subsidiaries.

         3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other transactions contemplated hereby under applicable law. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than approval by the Company's stockholders required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

         3.5.     No Conflict; Required Filings and Consents.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby except (i) (A) the filing of the Certificate of Merger as provided in
Section 1.3 hereof, (B) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing of the Proxy Statement (as defined in Section 5.2 hereof) and such reports under Sections 13(a), 13(d), 15(d) or 16(a) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, or
(D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.6.     SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC. The Company SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, as the case may be and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

                  (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

                  (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Company SEC Reports or in Section 3.6(c) of the Company Disclosure Letter, (ii) the liabilities recorded on the Company's consolidated balance sheet at January 29, 2000 (the "Balance Sheet") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since January 29, 2000 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.7.     Absence of Changes or Events. Except as set forth in Section
3.7 of the Company Disclosure Letter or in the Company SEC Reports, since January 29, 2000 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         3.8. Absence of Certain Developments. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, since January 29, 2000, the Company has not taken any of the actions set forth in Section 5.1 hereof.

         3.9. Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 3.9 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity, or (b) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or motion therefor, of any Governmental Entity in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

         3.10. Title to Properties. Neither the Company nor any of its Subsidiaries owns any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or except as otherwise set forth in Section 3.10 of the Company Disclosure Letter,
(i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record. The plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

         3.11. Certain Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since January 29, 2000 that will be required to be filed by the Company with the SEC in any report), (ii) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, OEM strategic partners or customers of the Company pursuant to which the Company recognized revenues or payments in excess of $500,000 for the twelve-month period ended October 30, 1999, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.5 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"), in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company

Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Company Material Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

         3.12. Compliance with Law. Except as disclosed in Section 3.12 of the Company Disclosure Letter, all activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, provincial and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in any Company SEC Report or any New SEC Report (as defined in Section 5.15 hereof). The Company Stock Option Plans and the ESPP have been duly authorized, approved and operated in compliance in all material respects with all applicable securities, corporate and other laws of each jurisdiction in which participants of such plans are located. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (including, but not limited to, permits issued under or pursuant to the Communications Act or the rules or regulations of the Federal Communications Commission), except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.13.    Intellectual Property Rights; Year 2000.

                  (a) The Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable and, except for limitations arising under a license or similar agreement governing the Company's or a Subsidiary's rights therein, unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the

Company and its Subsidiaries as currently conducted, or necessary with respect to the production, marketing and/or sale of products currently under development by the Company, except for such rights the absence of which would not be reasonably expected to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). The Company and its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

                  (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter, under the caption referencing this Section 3.13, lists all royalties, license fees, sublicense fees or similar obligations involving aggregate annual payments by the Company or any Subsidiary in excess of $25,000 for any Company Third Party Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries.

                  (c) All patents, registered trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting. The Company
(i) has not, since January 1, 1997, been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party (nor are there any suits, actions or proceedings that arose prior to such date that remain outstanding and unresolved); and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, misappropriation or conflict in the cases of clause (i) and (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has interfered with, infringed upon, or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

                  (e) The Company and its Subsidiaries have experienced no material disruption or interruption of their business or operations as a result of or related to any of their information systems, data processing and other hardware, software and other systems, facilities, programs and procedures used or sold by the Company or any of its Subsidiaries (collectively, "Information Systems") failing to be Y2K Compliant. "Y2K Compliant" means, with respect to any Information System, that such Information System (i) handles date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operates accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responds to and processes two-digit year input without creating any ambiguity as to the century; and (iv) stores and provides date input information without creating any ambiguity as to the century, in each case without utilizing bridges, gateways and the like while still preserving the level of functionality, usability, reliability, efficiency, performance and accessibility of such data and associated programs as existed prior to any modification to such Information System and its constituent elements to make the same Y2K Compliant.

         3.14.    Taxes.

                  (a) "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Except as set forth in Section 3.14 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                           (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

                           (ii)     all Taxes of the Company and its
         Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable for any period ending on, ending on and including, or ending prior to the Effective Time, have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles and reflected, in a manner consistent with past practice, on the Company's books as an accrued Tax liability, either current or deferred;

                           (iii)    all deficiencies resulting from Tax
         examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

                           (iv) no deficiency has been asserted against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

                           (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

                           (vi) all Returns filed by the Company and its Subsidiaries are correct and complete or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

                           (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

                           (viii)   neither the Company nor any of its
         Subsidiaries have made, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

                           (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

                           (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement;

                           (xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to suffer any recapture, clawback or withdrawal of any relief or exemption from Tax howsoever arising (including the entering into and the consummation of the Merger), and whether by virtue of any act or omission by the Company or any of its Subsidiaries or by any other person or persons; and

                           (xii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

                  (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under
Section 280G of the Code.

         3.15. Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. The Company Disclosure Letter, under the caption referencing this Section 3.15, lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of the exercisability of outstanding options) of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints, labor disturbances or other controversies respecting employment which are pending or threatened which, if they actually occurred, would materially disrupt the operations of the Company or its Subsidiaries) against the Company or any of its Subsidiaries.

         3.16.    Employee Benefit Plans.

                  (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company for the benefit of present or former United States employees or with respect to which the Company otherwise has current or potential liability, including, but not limited to, Plans which have been terminated but with respect to which the Company has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section

3(3) of ERISA). The Company Disclosure Letter, under the caption referencing this Section 3.16(a), sets forth all Plans by name and brief description identifying: (i) the type of Plan, including a specific reference to any Plan which provides benefits (or increased benefits or vesting) as a result of a change in control of the Company, (ii) the funding arrangements for the Plan,
(iii) the sponsorship of the Plan and (iv) the participating employers in the Plan.

                  (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply with all material requirements of ERISA and the Code. With respect to the Plans, except as set forth in Section 3.16 of the Company Disclosure Letter (i) all required contributions which are due have been made and any accrual required by generally accepted accounting principles has been made on the books and records of the Company for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) except for such items which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.16(b), all benefits under the Plans (other than Code Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.16(b), no qualified retirement plans sponsored by the Company are invested in stock of the Company.

                  (c) Parent has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements;
(ii) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the "IRS") regarding the Plans, the termination of any Plan, and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions; (vi) annual returns/reports on Form 5500 and summary annual reports for the most recent plan year, and (vii) any filings (other than Forms 5500) with the IRS or the Department of Labor ("DOL") within the last five years preceding the date of this Agreement with respect to the Plans. To the Knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts.

                  (d) Except as set forth in Section 3.16 of the Company Disclosure Letter, the Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

                  (e) The Company has no actual or potential liability for death, or medical or dental benefits after separation from employment, other than (i) death benefits under the Plans (whether or not subject to ERISA) set forth in Section 3.16 of the Company Disclosure Letter and (ii) health care continuation benefits described in Section 4980B of the Code.

                  (f) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any liability under ERISA or any applicable law except for such breaches which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (g) Except as set forth in Section 3.16 of the Company Disclosure Letter, there are no other trades or businesses, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Code Sections 414(b), (c) or (m).

                  (h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject the Company, Parent or any of their respective directors, officers or employees to any liability or Tax imposed by the IRS or DOL in connection with any Plan. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve.

                  (i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the Knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan.

                  (j) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

                  (k) Except as set forth in Section 3.16 of the Company Disclosure Letter, each Plan may be terminated directly or indirectly by the Company, in its sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing the Parent or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Effective Date, except for liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, and except for continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law.

                  (l) "Foreign Plan" means every plan, fund, contract program and arrangement (whether written or not) which is maintained or contributed to by the Company or an affiliate for the benefit of present or former employees working outside of the United States or with respect to which the Company or an affiliate otherwise has current or potential liability for such current or former employees that is not subject to the laws of the United States. Foreign Plan may include plans that also benefit United States employees and include any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers compensation, life insurance, death, disability, legal services, severance, sickness, or accident benefits;
(ii) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits; (iii) bonus, incentive compensation, stock option, stock appreciation rights, phantom stock or stock purchase benefits, change in control benefits; or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits. Section 3.16 of the Company Disclosure Letter sets forth all Foreign Plans by name and provides a brief description for each plan. Except as described in Section 3.16 of the Company Disclosure Letter, no condition, agreement or plan provision limits the right of the Company or an affiliate to amend, cut back or terminate any Foreign Plan, nor will the transaction contemplated by this Agreement limit the right of the Company or an affiliate or the Parent to amend, cut back or terminate any Foreign Plan and none of the benefits under a Foreign Plan have been materially augmented. Either as a matter of law or to obtain the intended tax treatment and tax benefits, the Foreign Plans have at all times complied with and been duly administered in accordance with all applicable laws and regulations and requirements having force of law and in accordance with their terms except for such matters which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are not in respect of any Foreign Plan or the benefits thereunder any actions, suits or claims pending or, to the Knowledge of the Company, threatened other than routine claims for benefits. Neither the Company nor any of its affiliates have received any notice or directive that it has not complied with all material provisions of the Foreign Plans applicable to it and has no Knowledge of any reason why the tax exempt (or favored) status, if any of the Foreign Plans might be withdrawn.

         3.17.    Environmental Matters.

                  (a) The Company and its Subsidiaries (i) have been in compliance and are presently complying with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws.

                  (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

         3.18. Insurance. The Company has made available to Parent copies of all material policies of insurance and bonds in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries, and all such policies are currently in effect and all premiums with respect thereto have been duly paid to date. Except as disclosed in Section
3.18 of the Company Disclosure Letter, there are no claims outstanding under any insurance policy which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.19. Anti-Bribery Compliance. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act, the OECD Convention or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the OECD Convention, the laws of the United States or any jurisdiction thereof or the laws of the countries in which such payments were made and received.

         3.20. Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

         3.21. Finders or Brokers. Except for First Analysis Securities Corporation, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

         3.22. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on June 8, 2000, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, declared the advisability of the Merger and recommended that the stockholders of the Company approve the Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

         3.23. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (as defined in Section 5.2 hereof) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         3.24. Opinion of Financial Advisor. The Company has received the opinion of First Analysis Securities Corporation dated the date of the meeting of the Company Board referenced in Section 3.22 above, to the effect that, as of such date, the Per Share Amount is fair, from a financial point of view, to the holders of Company Common Stock.

         3.25. State Takeover Statutes; Rights Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the execution, delivery of performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that (a) the Preferred Shares Rights Agreement, dated as of October 20, 1992, as amended, between the Company and The First National Bank of Boston (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by this Agreement, and (b) the execution of this Agreement and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) result in Parent being an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (ii) result in the ability of any person to exercise any Rights under the Company Rights Agreement,
(iii) enable or require the "Rights" (as such term is defined in the Company Rights Agreement) to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement).

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

         Merger Sub and Parent represent and warrant to the Company that the statements contained in this Article IV are true and correct:

         4.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises from changes in general economic conditions or conditions affecting Parent's industry generally, or such changes, effects, events or conditions resulting from the consummation of the transactions contemplated hereby; provided, however, that the termination of contracts requiring third party consent or approval because of the consummation of the transactions contemplated hereby the loss of which would otherwise have a material adverse effect on the assets, business, results of operations or financial condition of Parent shall not be excluded from this definition) or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

         4.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement, and the consummation of the Merger and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when such shares of Parent Common Stock are issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws and (iii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be listed on the Nasdaq National Market.

         4.3.     No Conflicts; Required Filings and Consents.

                  (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will (i) conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Merger Sub or Parent under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except (i) (A) in connection with the applicable requirements of the HSR Act or (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         4.4. Funds. At the Closing, Parent will have the funds necessary to consummate the Merger and pay the aggregate Per Share Amount in accordance with the terms of this Agreement.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

         5.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use


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

commercially reasonable efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

                  (a)      amend any of its Charter Documents or Governing
Documents;

                  (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the Company Measurement Date or granted pursuant to clause (iii) below, (ii) pursuant to the ESPP (to the extent shares of Company Common Stock have been paid for with payroll deductions), or (iii) the grant of Company Options as set forth in Section 5.1(b) of the Company Disclosure Letter or consistent with past practices to new employees (or, subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, to existing employees in connection with regularly scheduled performance reviews), which Company Options will represent the right to acquire no more than 5,000 shares of Company Common Stock per employee, and no more than 50,000 shares of Company Common Stock in the aggregate;

                  (c) subdivide, cancel, consolidate or reclassify any shares of its share capital, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or purchase, redeem or otherwise acquire any shares of its own share capital (other than the Receivership Shares) or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

                  (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

                  (e) except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1(e) of the Company Disclosure Letter,
(i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "NonExecutive Employee"), except in the ordinary course of business consistent with past practice or (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to NonExecutive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to NonExecutive Employees in the ordinary course of business, consistent with past practices; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause
(iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

                  (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, and (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $1,000,000 and, in the case of both clauses (i) and (ii), except as may be required or contemplated by this Agreement;

                  (h) except as otherwise contemplated by the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

                  (i) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

                  (j) authorize or commit to make any material capital expenditures not reflected in the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

                  (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

                  (l) make any election under United States federal, state, provincial, local or foreign Tax law which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                  (m) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $250,000 (other than in connection with obtaining the return or release of the Receivership Shares) without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

                  (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in connection with obtaining the return or release of the Receivership Shares or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

                  (o) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.2. Preparation of Proxy Statement. As promptly as practicable and no later than 10 days after the date hereof, the Company shall prepare and file with the SEC the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"). The Proxy Statement will, when prepared pursuant to this Section 5.2 and mailed to the Company's stockholders, comply in all material respects with the applicable requirements of the Exchange Act. The information supplied by each of Parent and the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Each of Parent and the Company shall indemnify and hold harmless the other from any obligations, claims or liabilities arising from any statement supplied by such party for inclusion in the Proxy Statement which, at the time such statement was made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statement, in light of the circumstances under which is was made, not false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent, Merger Sub or the Company which should be set forth in a supplement to the Proxy Statement, Parent, Merger Sub or the Company, as the case may be, will promptly inform the other parties. The Proxy Statement shall include the declaration of the Company Board of the advisability of the Merger and its recommendation that the Company's stockholders approve the Merger, unless the Company Board determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that withdrawal or modification of its declaration and recommendation is necessary because this Agreement or the Merger is no longer in the best interests of the Company's stockholders. The Proxy Statement shall be reviewed and approved by Parent and Parent's counsel prior to the mailing of such Proxy Statement to the Company's stockholders.

         5.3 Meeting of Stockholders. The Company shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within 30 days of the filing of a definitive Proxy Statement with the SEC, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger, unless the Company Board determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that the Merger is no longer in the best interests of the Company's stockholders.

         5.4.     Additional Agreements, Cooperation.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, or other foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

                  (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other government or governmental authority regarding any of the transactions contemplated thereby.

         5.5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible. Nothing in this Section 5.5 shall prohibit or restrict the Company from at any time communicating to the Company's stockholders if the Company Board has determined in good faith, after considering the advice of reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that any such communication is required to fulfill its fiduciary duties to the Company's stockholders.

         5.6.     No Solicitation.

                  (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company.

                  (b)      Prior to termination of this Agreement pursuant to
Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.6 or in any other provision of this Agreement, prior to the Company Stockholders Meeting, the Company Board may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve or recommend an unsolicited Acquisition Proposal if both (A) a majority of the directors of the Company Board, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act) of any person making an Acquisition Proposal ("Disinterested Directors") determines in good faith, after receiving advice from its independent financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the Disinterested Directors of the Company Board determines in good faith, after considering advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Sutherland Asbill & Brennan LLP is so experienced), that the failure to participate in such discussions or negotiations or to furnish such information or to approve or recommend such unsolicited Acquisition Proposal is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal and copies of all non-public information requested by the Potential Acquiror not previously delivered to Parent, and shall further promptly inform Parent in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Nothing contained herein shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after considering advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Sutherland Asbill & Brennan LLP is so experienced), such disclosure is required by applicable law. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 5.6(b) by the Company or any of its Subsidiaries, or by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.6(b) sufficient to enable Parent to terminate this Agreement pursuant to Section 7.1(d)(i) hereof.

                  (c) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

                  (d) The term "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the Disinterested Directors determines, in good faith, is reasonably likely to be more favorable to the Company and its stockholders than the Merger (after considering advice from the Company's independent financial advisor that the Acquisition Proposal is more favorable to the Company's stockholders, from a financial point of view, than the Merger).

         5.7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Confidentiality Agreement, dated February 10, 2000, between Parent and the Company.

         5.8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         5.9. Resignation of Officers and Directors. Except as otherwise provided in Section 5.18 hereof, at or prior to the Effective Time, the Company shall deliver to Parent the resignations of such officers and directors of the Company and its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time and shall contain an acknowledgment that the relevant individual has no outstanding claims for compensation for loss of office, redundancy, unfair dismissal or otherwise.

         5.10.    Indemnification.

                  (a) As of the Effective Time and for a period of seven years following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") Company's Chief Executive Officer and any persons who, as of June 1, 2000, were parties to change of control agreements with the Company (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law and under the Governing Documents of the Company or any Subsidiary or under the indemnification agreements listed in Section 5.10 of the Company Disclosure Letter (a true and accurate form of which has been attached to the Company Disclosure Letter) in effect immediately prior to the date hereof (the "Indemnification Agreements"), with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time.

                  (b) Except as otherwise set forth in the Indemnification Agreements, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Except as otherwise set forth in the Indemnification Agreements, Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel.

                  (c) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person, and Parent or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) sells or otherwise disposes of all of the capital stock of the Surviving Corporation to any person, or (iii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i), (ii) and
(iii) above shall be taken until such provision is made.

                  (d) Parent shall maintain in effect for not less than seven years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; provided, however, that, in the event that any Claim is asserted or made within such seven-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Parent shall purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable as that provided by Parent to its directors.

         5.11. Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

         5.12.    Employee Benefit Plans.

                  (a) 401(k) Plan. At least three days prior to the Effective Time, the Company shall terminate the Centigram Communications Corporation 401(k) Plan pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Parent. Subject to plan eligibility rules, individuals employed by the Company at the Effective Time ("Company Employees") shall be allowed to participate in Parent's 401(k) plan effective as of the first full payroll period following the Effective Time; and all service with the Company shall be considered service with Parent for purposes of determining eligibility, vesting, and benefit accrual (i.e., matching contributions) under Parent's 401(k) plan. As soon as administratively feasible after assets are distributed from the Centigram Communications Corporation 401(k) Plan, Company Employees shall be offered an opportunity to roll their Centigram Communications Corporation 401(k) Plan account balances into Parent's 401(k) Plan, subject to the rules of such plan. Parent shall make reasonable efforts to amend its 401(k) Plan to accept rollovers of unpaid loan balances, but makes no assurances that such amendment will be effective as of the date assets are distributed from Company's 401(k) Plan.

                  (b) Welfare Plans. Company Employees shall be eligible to participate in Parent's short term disability plan, long term disability plan, group life insurance plan, medical plan, dental plan, and section 125 cafeteria plan as soon as administratively feasible after the Effective Time but no later than January 1, 2001. Prior to such time, Company Employees shall remain eligible for Company's welfare plans, as applicable, and such plans will not be amended or changed by Parent or Company. Parent shall include service and prior earnings with the Company for purposes of determining eligibility, participation, and benefit accrual under its short-term disability plan, long-term disability plan, group life insurance plan, medical plan, dental plan, and section 125 cafeteria plan. In connection with the transfer of Company employees to Parent's long-term disability plan, no Company employee who becomes disabled after the transition to Parent's plan shall have long-term disability benefits less favorable than those provided to similarly situated Parent employees and all participation in the Company's long-term disability plan shall be treated as participation in Parent's long-term disability plan for purposes of applying the preexisting condition exclusion under Parent's long-term disability plan.

                  (c) Vacation and PTO. Company Employees shall be eligible to participate in Parent's vacation or PTO policy, as applicable, as soon as administratively feasible after the Effective Time but no later than January 1, 2001. Prior to such date Company Employees shall remain eligible for Company's vacation pay or sick pay policies, as applicable, and such plans or policies will not be amended or changed by Parent or Company. Parent shall include service with the Company for purposes of determining eligibility, participation, and calculation of vacation pay, sick pay, or paid time off (PTO) under Parent's vacation or PTO policy, as applicable. With respect to accrued but unused vacation pay under Company's vacation plan, employees may carry over to Parent's vacation plan or PTO policy, as applicable, any accrued but unused vacation time that does not exceed 175% of an employee's annual accrual under Company's vacation plan. As soon as administratively feasible after the Effective Date, but in any event no later than 60 days thereafter, a payment shall be made to employees in an amount that reflects any accrued but unused vacation time in excess of such carryover amount.

         5.13. Determination of Optionholders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list of (a) the holders of Company Options, (b) the number of shares of Company Common Stock subject to Company Options held by each such optionholder,
(c) the exercise price of each option outstanding and (d) the address of each such optionholder as set forth in the books and records of the Company or any Subsidiary, which list shall be certified by the Company's Secretary as being true and correct based upon the Company's records, following upon which there shall be no additional grants of Company Options without Parent's prior consent.

         5.14. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing. Any Return filed after the date hereof but prior to the Closing Date shall first be approved by Parent, which approval shall not be unreasonably withheld.

         5.15. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.16. Rights Agreement. Prior to the Effective Time, the Company Board shall not take any action in contravention of the actions required by
Section 3.25 hereof.

         5.17. Stock Repurchase Plan. As of the date of this Agreement, the Company shall terminate its stock repurchase plan, if any.

         5.18 Release of Receivership Stock; Appeal Process. The Company shall use its reasonable commercial efforts to obtain the release of the Receivership Stock from Credit Bancorp or the Bancorp Receiver prior to the Effective Time and at the lowest reasonable cost to the Company. If, at the Effective Time, the Appeal Period remains open or an appeal of the Final Order remains pending, the Company shall be entitled to designate one member of the Company Board who shall be appointed by the Surviving Corporation to serve as a director of the Surviving Corporation until such time as the Appeal Period terminates and all pending appeals have been resolved, and such designee director shall be appointed as a member of a special litigation committee of the board of directors of the Surviving Corporation which shall be established by the Surviving Corporation for the sole purpose of negotiating or otherwise participating on behalf of the Surviving Corporation in the resolution of any and all appeals of the Final Order. Such designee director shall be consulted by such committee prior to the Surviving Corporation negotiating or executing any resolution of any and all appeals of the Final Order.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company's Charter Document and Governing Documents.

                  (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking material damages directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Merger on the Company or any of its officers or directors; or (ii) preventing the consummation of the Merger.

                  (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Merger or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Merger had taken place), including, but not limited to, the expiration or termination of the applicable waiting period, or any extensions thereof, pursuant to the HSR Act.

         6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

                  (c) No Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect nor has there been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Company Material Adverse Effect.

                  (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

                  (e) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

                           (i) a certificate of the President and the Chief Financial Officer of the Company (in their capacities as such officers), dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied;

                           (ii)     a copy of (A) the Certificate of
         Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Delaware, and (B) the Bylaws of the Company and the resolutions of the Company Board and stockholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company; and

                           (iii) a list of (A) all options that have been exercised after the date of this Agreement and (B) the gross amount received by the Company for the ESPP Offering Period occurring immediately prior to the Effective Time and the number of shares issued thereunder for such period.

                  (f) Director and Officer Resignations. Merger Sub shall have received the resignation of the directors and officers of the Company as are described in Section 5.9 hereof.

                  (g)      Key Employee Agreements. The persons identified in
Section 6.2(g) of the Company Disclosure Letter shall have entered into employment agreements with Parent, and such agreements shall be in full force and effect, and none of such employees shall have indicated any intention of not fulfilling his or her obligations thereunder.

                  (h) Employee Waivers. From the list of employees identified by the Company on Section 3.15 of the Company Disclosure Letter as having change of control agreements in place as of the date hereof, Parent shall specify fifteen (15) of such employees who will be offered positions by Parent providing equal or better duties, responsibilities and total compensation, of whom at least twelve (12) shall have executed and delivered to Parent waivers of certain change in control benefits provided in such agreements to the satisfaction of Parent, and such waivers shall not have been in any way amended or rescinded; provided, however, if Parent is unable to offer equal or better total compensation to one or more of such specified employees, such employee(s) shall not be counted toward the number of employees who must execute and deliver the waivers described above, and the minimum number of waivers shall be reduced accordingly.

                  (i) Exercise of Appraisal Rights. The total shares of Company Common Stock held by stockholders of the Company who have indicated in accordance with the DGCL (and not withdrawn) their intent to elect to exercise their appraisal rights under the DGCL shall not exceed 5% of the shares of Company Common Stock outstanding as of the date of the Company Stockholders Meeting. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

         6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

                  (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent (in their capacities as such officers), dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and (b) hereof have been satisfied.

                                   ARTICLE VII

                                   TERMINATION

         7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

                  (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

                  (b) by either the Company or Parent (on behalf of Parent and Merger Sub):

                           (i) if the Merger shall not have been completed by October 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (ii) if stockholder approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                           (iii) if any restraint having any of the effects set forth in Section 6.1(b) or Section 6.2(d) hereof shall be in effect and shall have become final and nonappealable; or

                           (iv) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(iv) unless (a) the Company has delivered to Parent and Merger Sub a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) three business days have elapsed following delivery to Parent and Merger Sub of such written notice by the Company and (c) during such three-business-day period, the Company has fully cooperated with Parent and Merger Sub to allow Parent and Merger Sub within such three-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(iv) unless, at the end of such three-business-day-period (and after due consideration by the Company Board of any proposed amendment to this Agreement that has been submitted by Parent during such three-day period), the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

                  (c) by the Company, if Parent or Merger Sub shall have breached any of its representations and warranties contained in Article IV hereof which breach has or is reasonably likely to have a Parent Material Adverse Effect or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company; or

                  (d)      by Parent (on behalf of Parent and Merger Sub):

                           (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) hereof, as to which no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

                           (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions.

         7.2. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its stockholders or directors or officers in respect thereof, except for agreements in Sections 5.5, 5.7, 7.2, 7.3 and 8.8, which survive the termination of this Agreement, and except for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach results in a termination of this Agreement pursuant to Sections 7.1(c) or 7.1(d)(i), or otherwise due to the fraudulent or willful misconduct of such party.

         7.3.     Fees and Expenses.

                  (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                  (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(ii) and if, after the date hereof and prior to the termination date, an Acquisition Proposal occurs, or (y) by Parent pursuant to
Section 7.1(b)(iv), 7.1(d)(i) or 7.1(d)(ii) hereof, then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement), reimburse Parent upon demand for all reasonable out-of-pocket fees and expenses not to exceed $500,000 incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

                  (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(b)(ii) or 7.1(d)(i) (other than due to a breach of Section 5.6(b) hereof) and, concurrently with or within nine months after such a termination, the Company shall enter into an agreement, arrangement or binding understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction directly with the Company's stockholders) with a third party (collectively, a "Third Party Deal") or (y) this Agreement is terminated pursuant to Section 7.1(b)(iv), Section 7.1(d)(i) (if such termination results from a breach of Section 5.6(b) hereof) or 7.1(d)(ii), then, in each case, the Company shall (in addition to any obligation under Section 7.3(b) hereof and as liquidated damages and not as a penalty or forfeiture) pay to Parent U.S.$6,400,000 (the "Termination Fee") in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (x), the later to occur of such termination and the entry into of such Third Party Deal, or, in the case of clause (y), such termination.

                  (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(c) hereof, then Parent shall (without prejudice to any other rights the Company may have against Parent for breach of this Agreement), reimburse the Company upon demand for all reasonable out-of-pocket fees and expenses not to exceed $500,000 incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Merger and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

                  (e) The parties acknowledge that the agreements contained in Sections 7.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub on the one hand, and the Company on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 7.3(b) and/or (c) hereof, or if Parent fails promptly to pay the amounts due pursuant to Section 7.3(d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee (or fees and expenses) were required to be paid, and (ii) if, in order to obtain such payment, a party commences a suit or takes other action which results in a judgment or other binding determination against the nonpaying party for the fees and expenses in Sections 7.3(b) or 7.3(d) hereof or the Termination Fee, the nonpaying party shall also pay to the party entitled to receive payment its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit, together with interest payable under the preceding clause (i).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.2. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

         8.3.     Notices.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person, by facsimile (with receipt electronically acknowledged) or by overnight air courier guaranteeing next day delivery, to such other party's address.

         If to Parent:

                  ADC Telecommunications, Inc.
                  12501 Whitewater Drive
                  Minnetonka, Minnesota
                  Telephone No.: (952) 946-8080
                  Facsimile No.: (952) 946-3209
                  Attention: General Counsel

         with a copy to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402
                  Telephone No.: (612) 340-2600
                  Facsimile No.: (612) 340-8738
                  Attention: Robert A. Rosenbaum, Esq.

         If to the Company:

                  Centigram Communications Corporation
                  91 East Tasman Drive
                  San Jose, California 95134
                  Telephone No.: (408) 944-0250
                  Facsimile No.: (408) 432-2645
                  Attention: President and Chief Executive Officer

         with copies to:

                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street
                  Atlanta, Georgia 30309
                  Telephone No.: (404) 853-8000
                  Facsimile No.: (404) 853-8806
                  Attention: Thomas C. Herman, Esq.

         and to:

                  Centigram Communications Corporation
                  91 East Tasman Drive
                  San Jose, California 95134
                  Telephone No.: (408) 944-0250
                  Facsimile No.: (408) 432-2645
                  Attention: Senior Director of Legal Affairs

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; when sent, if sent by facsimile and receipt is electronically confirmed; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         8.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.5. Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "Knowledge" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, and with respect to the Company, any employee who has an executive change in control agreement with Company, the Company's Chief Scientist and the Senior Director of Legal Affairs, as such knowledge has been obtained by such person in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

         8.6. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.7.     No Third Party Beneficiaries. Except for the provisions of
Section 5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

         8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         8.9. Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Confidentiality Agreement.

         8.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers all as of the day and year first above written.

                                   ADC TELECOMMUNICATIONS, INC.


                                   By:  /s/ LARRY J. FORD
                                      ------------------------------------------
                                        Larry J. Ford
                                        Senior Vice President and President of
                                        Integrated Solutions Group


                                   POUNDSTONE ACQUISITION CORP.


                                   By:  /s/ LARRY J. FORD
                                      ------------------------------------------
                                        Larry J. Ford
                                        President

                                   CENTIGRAM COMMUNICATIONS
                                   CORPORATION


                                   By:  /s/ ROBERT L. PUETTE
                                      ------------------------------------------
                                        Robert L. Puette
                                        President and Chief Executive
                                        Officer

                                                                       EXHIBIT A

                              CERTIFICATE OF MERGER
                                     MERGING
                           POUNDSTONE AQUISITION CORP.
                                  WITH AND INTO
                      CENTIGRAM COMMUNICATIONS CORPORATION


            Pursuant to Section 251 of the General Corporation Law of
                              the State of Delaware



         Poundstone Acquisition Corp., a Delaware corporation ("Merger Sub"), and Centigram Communications Corporation, a Delaware corporation ("Company"), DO HEREBY CERTIFY AS FOLLOWS:

         FIRST: That Merger Sub was incorporated on May 25, 2000, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Company was incorporated on _______, 19__ pursuant to the Delaware Law.

         SECOND: That an Agreement and Plan of Merger dated as of June 9, 2000 (the "Merger Agreement"), among ADC Telecommunications, Inc., a Minnesota corporation, Merger Sub and Company, setting forth the terms and conditions of the merger of Merger Sub with and into Company (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

         THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Centigram Communications Corporation.

         FOURTH: That, pursuant to the Merger Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

         FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:


                                    -------------------------
                                    -------------------------
                                    Attention:  Secretary

         SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: That the Merger shall become effective immediately upon the filing of this Certificate with the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, each of Merger Sub and Company has caused this Certificate of Merger to be executed in its corporate name this ____________________________ day of , 2000.


                                           POUNDSTONE ACQUISITION CORP.


                                           By
                                             -----------------------------------



                                           CENTIGRAM COMMUNICATIONS
                                           CORPORATION


                                           By
                                             -----------------------------------






                    [SIGNATURE PAGE TO CERTIFICATE OF MERGER]

                       EXHIBIT A TO CERTIFICATE OF MERGER



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      CENTIGRAM COMMUNICATIONS CORPORATION



                                   ARTICLE 1.

                  The name of this corporation is Centigram Communications Corporation.

                                   ARTICLE 2.

                  The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 3.

                  The registered office of this corporation in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent is The Corporation Trust Company.

                                   ARTICLE 4.

                  The total number of shares of stock which this corporation is authorized to issue is 1,000 common shares, $.0001 per share par value.

                                   ARTICLE 5.

                  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

                                   ARTICLE 6.

                  In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of this corporation, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.

                                   ARTICLE 7.

                  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this article shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or
(d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

                  If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

                  Any repeal or modification of the foregoing provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                   ARTICLE 8.

                  The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, provide indemnification of (and advancement of expenses to) any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled through bylaw provisions, agreements with such agents or persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory).

                  Any repeal or modification of any of the foregoing provisions of this Article 8 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any directors of this corporation with respect to any acts or omissions of such directors, officer or agent occurring prior to such repeal or modification.

                                                                       EXHIBIT B
                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Escrow Agreement) is made and entered into as of _________ __, 2000, by and among ADC Telecommunications, Inc., a Minnesota corporation ("Parent"), Centigram Communications Corporation, a Delaware corporation (the "Company"), Norwest Bank Minnesota, N.A., as escrow agent (the "Escrow Agent"), and _____________, (the "Stockholders' Representative").

         WHEREAS, Parent, Poundstone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 9, 2000 pursuant to which the Merger Sub will be merged with and into the Company (the "Merger"), the separate existence of the Merger Sub will cease, and the Company will continue as the surviving corporation (the Company, in its capacity as the corporation surviving the Merger, is referred to herein as the "Surviving Corporation"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;

         WHEREAS, the Merger Agreement requires that if (i) any shares of Receivership Stock have not been returned to the Company or have been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time or (ii) the Appeal Period remains open or an appeal of the Final Order has been filed and remains pending at the Effective Time, Parent shall deposit into an escrow account with Escrow Agent the aggregate Per Share Amount payable with respect to such shares of Receivership Stock pursuant to
Section 2.1(b) of the Merger Agreement (the "Escrow Amount") until such time as all shares of Receivership Stock have been returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved; and

         WHEREAS, this Escrow Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Amount and the duties for which the Escrow Agent will be responsible.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1. Appointment and Agreement of Escrow Agent. Parent, Company and Stockholders' Representative hereby appoint and designate Norwest Bank Minnesota, N.A. as the Escrow Agent, and Norwest Bank Minnesota, N.A. hereby accepts such appointment and agrees to perform the duties of the Escrow Agent under the terms and conditions set forth herein.

         2. Merger Agreement Not Limited by this Escrow Agreement. The Merger Agreement and the procedures contained therein are not limited by this Escrow Agreement. Notwithstanding any express provision of this Escrow Agreement to the contrary, in the event this Escrow Agreement is unclear, silent or in conflict with the Merger Agreement, reference shall be made to the Merger Agreement and the Merger Agreement shall control.

         3. Deposit of Escrow Amount. Promptly after the Effective Time, Parent shall deposit into an escrow account an amount in cash equal to the Escrow Amount. The Escrow Agent shall hold the Escrow Amount in escrow on behalf of the parties hereto. The Escrow Amount shall be held and invested by the Escrow Agent in such investments as shall be directed in accordance with the instructions set forth in Schedule A attached hereto (the "Permitted Investments"), and shall be treated by the Escrow Agent as a trust fund in accordance with the terms hereof. The Escrow Agent agrees to disburse the Escrow Amount, including the interest earned thereon, in accordance with the terms and procedures set forth in this Escrow Agreement and the Merger Agreement.

         4. Escrow Period; Termination. Subject to the following requirements, the Escrow Amount shall be held in escrow until such time as the Escrow Agent shall be notified by Parent and the Stockholders' Representative that all shares of Receivership Stock have been returned to the Surviving Corporation and canceled, the Appeal Period has terminated and all pending appeals, if any, have been resolved (the "Escrow Period"). At the termination of the Escrow Period, the Escrow Agent shall deliver to the former stockholders of the Company the portion of the Escrow Amount not required to reimburse Parent or the Surviving Corporation for the amount paid to cause the return of the Receivership Stock, as set forth in greater detail in Section 5 below. The Escrow Agent shall be entitled to rely on the letters of transmittal received by the Disbursement Agent for purposes of distributing funds from the Escrow Amount to the former stockholders of the Company.

         5. Procedures for Disbursements. Parent and the Stockholders' Representative shall notify the Escrow Agent in writing (a "Release Certificate"), (a) that all shares of Receivership Stock have been returned to the Surviving Corporation and canceled, (b) the amount paid after the Effective Time by Parent, the Surviving Corporation or an affiliate thereof plus Parent or the Surviving Corporation's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to cause such return (including the resolution of any appeal) (the "Offset Amount"), and (c) the calculation of the Escrow Per Share Amount. Subject to payment of all outstanding fees of Escrow Agent pursuant to Section 6.3 hereof, the Escrow Agent shall release and promptly disburse to Parent from the Escrow Fund the Offset Amount (plus any amount to be reimbursed to Parent pursuant to Section 6.3) together with the interest earned on such amount while held by the Escrow Agent. Additionally, if, upon resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, the Release Certificate shall so state and set forth the lesser of the amount of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation, which lesser amount shall be released from the Escrow Amount and disbursed to Parent. After payment of the Offset Amount and/or Receiver Payment Credit amount (or such lesser amount as determined in the immediately preceding sentence) to Parent, each former holder of Company Common Stock that received the Per Share Amount pursuant to Section 2.1(a) of the Merger Agreement shall be entitled to receive an amount of cash equal to the Escrow Per Share Amount, with the interest earned thereon while held by the Escrow Agent. Any portion of the Escrow Amount remaining after payment of the Additional Stockholder Payment shall be released to Parent.

         6.       Escrow Agent.

                  6.1 Indemnification of the Escrow Agent. Parent and the Surviving Corporation jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages and reasonable attorneys' fees that the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement except as set forth in Section 6.7 hereof.

                  6.2 Duties of the Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and in the Merger Agreement, and shall not be liable for any act or omission except for its own gross negligence or willful misconduct.

                  6.3 Fees of the Escrow Agent. The fees and charges of the Escrow Agent with respect to this Agreement are identified on Schedule B attached hereto. The initial fee shall be paid by Parent, with the amount of such initial fee reimbursed to Parent from the interest earned on the Escrow Amount while held by Escrow Agent. The annual fees and any miscellaneous fees of Escrow Agent shall first be deducted from the interest earned on the Escrow Amount while held by the Escrow Agent, and second, if such interest earned is insufficient to cover the fees of Escrow Agent, shall be paid by Parent.

                  6.4 Instructions to the Escrow Agent. Notwithstanding any provision herein to the contrary, the Escrow Agent shall at any time and from time to time take such additional actions hereunder with respect to the Escrow Amount as shall be agreed to in writing by the Parent and the Stockholders' Representative. In the performance of its duties hereunder, the Escrow Agent may rely on any document reasonably believed by it to be genuine.

                  6.5 Resignation of the Escrow Agent. The Escrow Agent may resign at any time by providing Parent, the Surviving Corporation and Stockholders' Representative with 30 days' prior written notice of its intention to do so; provided that a successor Escrow Agent has been appointed in writing by Parent, the Surviving Corporation and Stockholders' Representative. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. The Escrow Agent's resignation shall be effective upon delivery of the Escrow Amount to the successor Escrow Agent and upon such successor's assumption of the obligations, rights and duties of the Escrow Agent hereunder.

                  6.6 Disputes. In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Amount, or there is any dispute over action to be taken or not taken by the Escrow Agent, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 6.5 hereof or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. The Escrow Agent agrees that, if it files a suit in interpleader, it shall do so in any of the state or federal courts having jurisdiction in the State of Minnesota. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the provisions hereof, and Parent will bear the costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 6.6.

                  6.7 Liability of Escrow Agent. In order to induce the Escrow Agent to act as Escrow Agent, the parties hereto agree that the Escrow Agent shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

         7.       Miscellaneous.

                  7.1 Severability. Whenever possible, each provision of this Escrow Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

                  7.2 Assignment. This Escrow Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, except that neither this Escrow Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

                  7.3 Amendment and Waiver. The provisions of this Escrow Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Escrow Agreement will be deemed effective to modify or amend any part of this Escrow Agreement or any rights or obligations of any person under or by reason of this Escrow Agreement.

                  7.4 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered, or one day after being sent by reputable overnight delivery service, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to any party hereto shall be sent to the address indicated below:

                  If to Parent and
                  Surviving Corporation:             ADC Telecommunications, Inc.
                                                     12501 Whitewater Drive
                                                     Minnetonka, Minnesota 55343
                                                     Attention: Office of General Counsel
                                                     Fax: (952) 946-3209

                  With a copy to:                    Dorsey & Whitney LLP
                                                     220 South Sixth Street
                                                     Minneapolis, Minnesota 55402
                                                     Attention: Robert A. Rosenbaum
                                                     Fax:  612/340-8738

                  Notices to the Stockholders'
                  Representative:

                  With a copy to:                    -------------------------

                                                     -------------------------
                                                     Attention:
                                                                --------------
                                                     Fax:
                                                         ---------------------

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  7.5 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard for its conflict of laws principles.

                  7.6 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and any one of which need not contain the signatures of more than one party, and all of such counterparts taken together shall constitute one and the same instrument.

                  7.7 Entire Agreement. This Escrow Agreement and the Merger Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, between or among the parties with respect to the subject matter of this Escrow Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.


                                     ADC TELECOMMUNICATIONS, INC.


                                     -------------------------------------
                                     Name:
                                      Title:


                                     CENTIGRAM COMMUNICATIONS
                                     CORPORATION


                                     -------------------------------------
                                     Name:
                                      Title:


                                     NORWEST BANK MINNESOTA, N.A.


                                     -------------------------------------
                                     Name:
                                      Title:


                                     [Stockholder Representative]


                                     -------------------------------------
                                     Name:
                                      Title:

                                   SCHEDULE A
                              PERMITTED INVESTMENTS

                                   SCHEDULE B
                              FEES OF ESCROW AGENT